EXHIBIT 5

[Letterhead of General Counsel of Verizon Communications Inc.]

Re:	Verizon Communications Inc. Registration Statement

on Form S-3 under the Securities Act of 1933

June 25, 2008

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the accompanying Prospectus, pertaining to the offer and sale from time to time of one or any combination of common stock, preferred stock and debt securities, each as described in the Registration Statement, in an amount resulting in an aggregate offering price for all securities not exceeding $10,000,000,000.

I, or attorneys under my direction, have reviewed the Registration Statement, the Company’s Restated Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion. Based upon the foregoing, I am of the opinion that:

1. the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

2. the common stock and the preferred stock, each of which has been duly authorized, upon the issuance and sale thereof in the manner contemplated in the Registration Statement and in any registration statement related thereto for additional common stock and preferred stock which is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, will be validly issued, fully paid and nonassessable; and

3. the debt securities, upon the issuance and sale thereof in the manner contemplated in the Registration Statement and in any registration statement related thereto for additional debt securities which is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and the indenture referenced in the Prospectus, will be legally and validly issued and will be binding obligations of the Company, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles relating to or limiting creditors’ rights generally. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading “Legal Matters” in the Prospectus forming part of the Registration Statement.

Very truly yours,

/s/ William P. Barr

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